EXHIBIT (c)

         [Sterile Concepts Holdings, Inc. letterhead]

April 3, 1996



Maxxim Medical, Inc.
104 Industrial Boulevard
Sugar Land, TX 77478

Attention:    Kenneth Davidson
              Peter Graham

Ladies and Gentlemen:

You have requested information from us in connection with a possible negotiated acquisition transaction between us or our shareholders and you. You will treat confidentially any information we furnish to you (the "Evaluation Material"); provided, however, that the term "Evaluation Material" does not include information (1) which was or becomes generally available on a non-confidential basis other than as a result of a breach of this agreement by you; (2) which becomes lawfully available to you on a non-confidential basis from a source other than us provided that such source is not known by you to be subject to an obligation of confidentiality to us; or (3) which was lawfully in your possession prior to it being furnished to you by us.

You will use the Evaluation Material solely for the purpose of evaluating, proposing, negotiating and consummating the possible transaction. You may disclose any Evaluation Material to your directors, officers, employees or agents who need to know such information for the purpose of evaluating such a transaction (it being understood that they shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement).

In the event that you are requested in any proceeding to disclose any Evaluation Material, you will give us prompt notice of such request so that we may seek an appropriate protective order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, you may disclose such information without liability hereunder; provided, however, that you give us written notice of the information to be disclosed as far in advance of its disclosure as is practicable under the circumstances, and upon our request and at our expense, use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

In consideration of the Evaluation Material being furnished to you, you agreed that for a period of one year from the date hereof neither you nor any of your affiliates (as defined in the next paragraph) will solicit

         (x)      to employ any of our current officers or employees, or

         (y)      to engage any of our independent sales representatives,

April 3, 1996
Page 2


with whom you have had contact in connection with your investigation or with respect to whom you have requested information, so long as they are employed or engaged by us, without obtaining our prior written consent, which shall not be unreasonably withheld.

For a period  beginning on the date hereof and  continuing  until the earlier of
(1) the consummation of the acquisition of all of our outstanding common stock or substantially all of our assets by a third party, (2) execution of a definitive agreement by you and us providing for an acquisition transaction and, if contemplated by the terms of such definitive agreement, the commencement by you of a tender offer to acquire at least a majority of our outstanding common stock, or (3) two years from the date hereof, you and your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will not (and you and they will not assist or encourage others
to), directly or indirectly, unless specifically authorized in writing in advance by our Board of Directors:

                  (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so) ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of our assets or businesses or any securities issued by us, or any rights or options to acquire such ownership (including from a third party), or any rights or options to acquire such ownership (including from a third party), or

                  (ii) seek or propose to influence or control our management or our policies (or request permission to do so), or

                  (iii) enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing.

The  provisions  of  the  immediately   preceding   paragraph  (the  "Standstill
Provisions") notwithstanding, to the extent that we, pursuant to another confidentiality agreement (a "Confidentiality Agreement"), provide Evaluation Material to any other person or entity in connection with a proposed acquisition transaction between us and such person or entity, the Standstill Provisions shall be deemed to be automatically modified to give you the benefit of any terms contained in such Confidentiality Agreement that are more favorable to such person or entity than the equivalent terms of this agreement (and we shall promptly notify you of such terms). The provisions of this paragraph shall terminate and not be applicable with respect to any Confidentiality Agreement which is entered into on or after the date that is 30 days after either you or we terminate negotiations with respect to a possible transaction.

Neither party shall make any public disclosure concerning the subject matter of this letter, including that you are having or have had discussions with us; provided that either party may make such disclosure if it has received the written opinion of its outside counsel that such disclosure must be made in order that such party not commit a violation of law.

April 3, 1996
Page 3

Upon our request you will promptly redeliver to us all copies of the Evaluation Material furnished by us to you and will destroy all memoranda, notes and other documents prepared by you or your directors, officers, employees or agents based on the Evaluation Material.

Each party agrees that money damages would not be a sufficient remedy for any breach of this agreement, and that in addition to all other remedies the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its conflict of laws principles or rules.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,


    /s/ ROBERT G. WILSON, III
Wheat First Butcher Singer,  as financial advisor
to and on behalf of Sterile Concepts Holdings, Inc.

Confirmed and Agreed to:


    /s/ KENNETH W. DAVIDSON
By:    Kenneth W. Davidson
Title:       President